EXHIBIT 10.60
FARMER BROS. CO.
AMENDED AND RESTATED 2017 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Farmer Bros. Co. (the “Company”) has granted to the participant listed below (“Participant”) the restricted stock units (the “RSUs”) described in this Restricted Stock Unit Award Agreement (this “Agreement”), subject to the terms and conditions of this Agreement and the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into this Agreement by reference. For purposes of this Agreement, references to the “Company” shall include any Subsidiary employer, as applicable. To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

Participant:	Vance Fisher
Grant Date:	July 1, 2024
Number of RSUs Granted:	[[SHARESGRANTED]]
Vesting Schedule	Subject to and conditioned upon Participant’s continued employment with the Company through the applicable Vesting Date, and further subject to the terms and conditions of this Agreement and the Plan, the RSUs shall vest and become payable as follows:
	Vesting Date	Percentage of RSUs vesting
	First Anniversary of Grant Date	33 1/3%
	Second Anniversary of Grant Date	33 1/3%
	Third Anniversary of Grant Date	33 1/3%

Notwithstanding the foregoing, the RSUs shall be subject to accelerated vesting in certain circumstances as provided in this Agreement.
In no event shall the RSUs vest and become payable with respect to any additional RSUs following Participant’s Termination of Service.

ELECTRONIC Acceptance of Award:

By clicking on the “ACCEPT” box on the “Accept Grant” page, you agree to be bound by the terms and conditions of this Agreement and the Plan (“RSU Terms”). The Company’s issuance to you of the RSUs is conditioned upon your timely acceptance of the RSU Terms. Please promptly indicate your acceptance as soon as possible, but in no event later than 30 days following the Grant Date noted above (the “Acceptance Deadline”). Failure to accept the RSU Terms by the Acceptance Deadline will result in cancellation of the RSUs, and you will have no rights to the RSUs if you do not accept the RSUs by the Acceptance Deadline

You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the RSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the RSUs

EXHIBIT 10.60
Article I.
AWARD; VESTING; FORFEITURE AND SETTLEMENT

1.1    RSUs and Dividend Equivalents.
(a)    Each RSU represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement. Participant will have no right to the distribution of any Shares until such time (if ever) as the RSUs have vested and been earned hereunder. As noted above, failure to accept the RSU Terms by the Acceptance Deadline will result in the cancellation of the RSUs, and you will have no further rights with respect to the Award.
(b)    The Company hereby grants to Participant, with respect to each RSU, a corresponding Dividend Equivalent right attributable to one Share that shall, to the extent that any dividend becomes payable on Common Stock while such Dividend Equivalent right remains outstanding, and subject to the terms set forth below, entitle Participant to a cash payment in the amount of any such dividend paid by the Company in respect of one Share. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds, or (ii) the delivery to the Participant of the Share in respect of the RSU to which such Dividend Equivalent right corresponds (in any case, the “RSU Termination Date”). For clarity, each Dividend Equivalent right will entitle Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of one Share to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable RSU Termination Date, payable upon the settlement date in respect of the RSU to which such Dividend Equivalent right corresponds as provided in Section 1.4 of this Agreement; provided, that with respect to any dividends meeting such criteria that are paid after the RSU Termination Date, the applicable Dividend Equivalent payment will be paid if and when the Company pays the underlying dividend (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (x) if an RSU does not ultimately vest hereunder, no Dividend Equivalent payments shall be made with respect to such unvested RSU, and (y) in no event shall a Dividend Equivalent payment be made that would result in Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same RSU and corresponding Share. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
1.2    Vesting. Except as otherwise provided in Section 1.3 of this Agreement, the RSU will become vested and nonforfeitable (“Vested RSUs”) according to the vesting schedule set forth above.
1.3    Termination of Service; Change in Control.
(a)    In the event of Participant’s Termination of Service for any reason, Participant will immediately and automatically forfeit the right to receive any Shares underlying the RSU that are not Vested RSUs (the “Unvested RSUs”) at the time of Participant’s Termination of Service, except as otherwise provided for in this Agreement. Upon forfeiture of Unvested RSUs, the Participant will have no further rights with respect to the Unvested RSUs.
(b)    Notwithstanding anything to the contrary herein, in the event of a Change in Control, the following provisions shall apply:
(i)    In the event that the Award is not continued, converted, assumed, or replaced by the successor corporation or a parent or subsidiary of the successor corporation in a

EXHIBIT 10.60
Change in Control, in any case, as determined by the Administrator, any then-Unvested RSUs shall become fully vested and non-forfeitable as of immediately prior to such Change in Control. The Administrator may condition such accelerated vesting upon Participant’s timely execution of an effective release and/or other transaction-related documents in a form or forms prescribed by the Company.
(ii)    In the event of Participant’s Termination of Service by the Company without Cause or by Participant for Good Reason, in either case, within twenty-four (24) months following a Change in Control, subject to and conditioned upon Participant’s timely execution of an effective release in a form prescribed by the Administrator, any then-Unvested RSUs shall become fully vested and non-forfeitable as of the date of such Termination of Service. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without Participant’s consent: (i) a material diminution of Participant’s base salary, (ii) a material diminution in Participant’s authority, duties or responsibilities, or (iii) the requirement by the Company that Participant’s principal place of employment be based more than fifty (50) miles from Participant’s primary office location; provided, further, that, a termination for Good Reason will not have occurred unless Participant gives written notice to the Company of Participant’s intention to terminate employment within thirty (30) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and Participant terminates employment within sixty (60) days after the end of such thirty (30)-day cure period.
1.4    Settlement.
(a)    All of Participant’s RSUs which are then vested pursuant to Sections 1.2 will be paid in Shares, and any related Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash, in each case, during the thirty (30)-day period beginning with the earliest to occur of the following events:
(i)    the Vesting Date; or
(ii)    subject to Section 1.4(b), Participant’s Termination of Service by the Company without Cause (other than due to death or Disability) or by Participant for Good Reason, in either case, following a Change in Control. Notwithstanding anything to the contrary in this Agreement or the Plan, no RSUs or Dividend Equivalents shall be distributed to Participant pursuant to this Section 1.4(a)(ii) during the six-month period following Participant’s Separation from Service if the Company determines that distributing such RSUs and Dividend Equivalents at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the distribution of any of Participant’s RSUs and Dividend Equivalents is delayed as a result of the previous sentence, then such RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) shall be paid to Participant during the thirty (30)-day period beginning on the first business day following the end of such six-month period (or such earlier date upon which such RSUs and Dividend Equivalents can be distributed under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death).
(b)    Notwithstanding anything to the contrary in Section 1.4(a), in the event that the vesting of the RSUs accelerates pursuant to Section 1.3(b)(ii), Shares shall be distributed to Participant in settlement of such RSUs, and any related Dividend Equivalents (including any

EXHIBIT 10.60
Dividend Equivalent Account balance) shall be paid to Participant, in each case, immediately prior to the consummation of such Change in Control.
ARTICLE II.
TAXATION AND TAX WITHHOLDING
1.5    Responsibility for Taxes.
(a)    Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, employment tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs or any related Dividend Equivalents, the subsequent sale of Shares acquired upon vesting, and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to cooperate with the Company in satisfying any applicable withholding obligations for Tax-Related Items. In this regard, the Company or its agents, at their discretion, may satisfy, or allow Participant to satisfy, the withholding obligation with regard to all Tax-Related Items by any of the following, or a combination thereof:
(i)    By delivery of cash, check or wire transfer of immediately available funds by Participant to the Company; provided that the Administrator may limit the use of one of the foregoing methods if one or more of the methods below is permitted.
(ii)    Unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Administrator) of a notice to the Company that the Participant has placed a market sell order with a broker acceptable to the Administrator with respect to Shares then issuable and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the tax obligations, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company an amount sufficient to satisfy the tax withholding by cash, check or wire transfer of immediately available funds; provided, that such amount is paid to the Company at such time as may be required by the Administrator; or provided.
(iii)    To the extent permitted by the Administrator, delivery to the Company of Shares, including Shares delivered by attestation and Shares then issuable in settlement of the RSUs, valued at their Fair Market Value on the date of delivery (or such other date determined by the Administrator).
(c)    The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any tax withholding with regard to all Tax-Related Items as Participant’s election to satisfy all or a portion of the tax withholding pursuant to Section 2.1(b)(iii) above.

EXHIBIT 10.60
(d)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash through the Company’s normal payroll processes and will have no entitlement to the Common Stock equivalent.
(e)    Finally, Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the vesting of the RSUs and/or refuse to issue or deliver the Shares or the proceeds from the sale of the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
ARTICLE III.
OTHER PROVISIONS
1.6    Nature of Grant. In accepting the RSUs, Participant understands, acknowledges, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Administrator;
(d)    the RSU grant and participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company or any other Subsidiary and shall not interfere with the ability of the Company or any other Subsidiary, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;
(e)    Participant is voluntarily participating in the Plan;
(f)    the RSUs and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation (if any);
(g)    the RSUs and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments (if any);
(h)    the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws or the terms of Participant’s employment or service agreement, if any);
(j)    unless otherwise agreed with the Company, the RSUs and the Shares underlying the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary;

EXHIBIT 10.60
(k)    as specified in Section 3.17 hereof, the RSUs are subject to any compensation recoupment policy required to be applied to such award under Applicable Law and/or adopted by the Company from time to time, including after the Grant Date; and
(l)    unless otherwise provided in the Plan or by the Administrator, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock or Company.
1.7    No Advice Regarding Grant. Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is any such party making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Awards under the Plan.
1.8    Transferability. The RSUs are not transferable, except by will or the laws of descent and distribution or as permitted by the Administrator in accordance with the terms of the Plan. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law.
1.9    Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.10    Defined Terms; Titles. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.11    Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.12    Successors and Assigns; Third-Party Beneficiaries. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. Each Subsidiary is an intended third-party beneficiary of any rights or entitlements conferred on any such party hereunder, and shall be entitled to enforce such rights and entitlements hereunder as if such entity was a signatory to this Agreement.
1.13    Entire Agreement and Imposition of Other Terms. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company (or between any other Subsidiary) and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

EXHIBIT 10.60
1.14    Severability. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
1.15    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.
1.16    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual arrangement between the Company and Participant only (except as expressly provided above with respect to third-party rights of Subsidiaries) and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive the Shares or cash as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms hereof.
1.17    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means (including without limitation the Plan, Awards, Award Agreements, prospectuses required by applicable securities law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
1.18    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.19    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.20    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.

EXHIBIT 10.60
Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.
1.21    Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. To the extent Participant must enter into a release as noted in Section 1.3 of this Agreement, the payment with respect to the RSU is not exempt from Section 409A, and the date of the Change in Control or Termination of Service occurs in a different calendar year than the date the release will become effective, then settlement of the RSU may not occur before January 1 of the second year.
1.22    Clawback Provisions. In consideration of the grant of this Award, Participant agrees that this Award and related Dividend Equivalents (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Award, the receipt or resale of any Shares underlying this Award or any other amounts or benefits as required by Applicable Law) will be subject to recoupment by the Company to the extent required to comply with Applicable Laws or any policy of the Company providing for the reimbursement of compensation (including any policy adopted after the Grant Date).
1.23    Governing Law. This Agreement and the RSUs and the Dividend Equivalents will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware.